EXHIBIT 99.1

Anavex Life Sciences Provides Update on Regulatory Review in the EU for Blarcamesine to Treat Early Alzheimer’s Disease

NEW YORK – March 25, 2026 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for Alzheimer’s disease, Parkinson’s disease, schizophrenia, neurodevelopmental, neurodegenerative, and rare diseases, including Rett syndrome, and other central nervous system (CNS) disorders, today announced that it has withdrawn its application for the marketing authorization of blarcamesine in the EU as an add-on therapy for the treatment of early Alzheimer’s disease in adults, which had been under review by the European Medicines Agency (EMA).

The decision to withdraw the application follows feedback from the EMA’s Committee for Medicinal Products for Human Use (CHMP) indicating that it would not be in a position to issue a positive opinion for the application at this time. The Company remains committed to the ongoing clinical development of blarcamesine and to advancing potential therapeutic options addressing the significant unmet medical needs of patients living with early Alzheimer’s disease, also motivated by the strong support received by Alzheimer’s disease patients and organizations, including Alzheimer Europe.

Anavex had submitted the application following encouragement by the SME Office of the EMA in October 2023 when the EMA representatives encouraged Anavex “to immediately begin preparing” for the application and that the “next step for Anavex in terms of interactions with EMA would be to apply for a marketing authorization application.” Anavex now has to take note of the differing assessment of the CHMP at the EMA and will consider the constructive feedback received from the CHMP and focus on gathering additional data and conducting further analyses to address the points raised by the CHMP.

“We remain dedicated to advancing the development of innovative oral therapies for patients living with early Alzheimer’s disease and to continuing our engagement with regulatory authorities,” said Christopher U. Missling, PhD, President and Chief Executive Officer of Anavex.

This release discusses investigational uses of an agent in development and is not intended to convey conclusions about efficacy or safety. There is no guarantee that any investigational uses of such product will successfully complete clinical development or gain health authority approval.

About Alzheimer’s disease

Alzheimer’s disease is the most common cause of dementia, accounting for 60-80% of all dementia cases worldwide. Dementia is a general term for memory loss and other cognitive abilities serious enough to interfere with daily life. Alzheimer’s disease is a progressive disease, where symptoms gradually worsen over time. Each stage of the disease presents different challenges for those living with the disease and their care partners. There is a significant unmet need for new treatment options that can slow down the progression of Alzheimer’s disease and reduce the overall burden on people affected and on society.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer’s disease, Parkinson’s disease, schizophrenia, Rett syndrome, and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, blarcamesine (ANAVEX®2-73), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer’s disease, a Phase 2 proof-of-concept study in Parkinson’s disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 study in pediatric patients with Rett syndrome. Blarcamesine is an orally available drug candidate designed to restore cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. Blarcamesine also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop blarcamesine for the treatment of Parkinson’s disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com